Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

Between

GMX RESOURCES INC.

as Seller

and

EDF TRADING NORTH AMERICA, LLC

as Buyer

Dated as of

December 8, 2011

Schedule 3.1 —	Disclosure Schedule
Schedule 6.3 —	Wire Transfers of Purchase Price
Exhibit A —	Affidavit of Non-Foreign Status
Exhibit B —	Opinion of Andrews Kurth, Special Counsel to Working Interest Owner
Exhibit C —	Opinion of Crowe & Dunlevy, Special Oklahoma Counsel to
Working Interest Owner

ii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (as from time to time supplemented or amended, this “Agreement”) dated as of December 8 2011, is made by and between GMX Resources Inc., an Oklahoma corporation (“Working Interest Owner” and a “Party”), and EDF Trading North America, LLC, a Texas limited liability company (“Royalty Owner” and a “Party”).

W I T N E S S E T H:

WHEREAS, Working Interest Owner is the owner of the Subject Interests (as defined in the Conveyance referred to below); and

WHEREAS, Working Interest Owner desires to sell and Royalty Owner desires to purchase the Production Payment (as defined in the Conveyance);

NOW, THEREFORE, in consideration of the mutual benefits and obligations of the Parties contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used herein, the following terms shall have the meanings set forth below, except as otherwise expressly provided:

“Closing” means the completion of certain of the transactions contemplated hereby as described in Section 6.4.

“Closing Date” means the date on which the Closing is completed.

“Closing Documents” means, collectively, the Conveyance, the Production and Marketing Agreement, the Mortgage, the EPL Service Agreement, the EGG Service Agreement, and any other documents or instruments executed or delivered by or on behalf of any Party at or before or in connection with the Closing.

“Conveyance” means the Conveyance of Term Overriding Royalty Interest dated as of the date hereof made by Working Interest Owner to Royalty Owner that is executed in connection herewith.

“Disclosure Schedule” means Schedule 3.1 to this Agreement.

“EGG Service Agreement” means the EGG Services Agreement to be entered into by and among Endeavor Gathering, Endeavor Pipeline, Working Interest Owner and Royalty Owner dated as of the Closing Date.

“Endeavor NAESB Contract” means that certain NAESB Base Contract for Sale and Purchase of Natural Gas executed between Endeavor Pipeline and Royalty Owner dated November 1, 2011, plus the Transaction Confirmation dated as of the Closing Date.

“Endeavor Gathering” or “EGG” means Endeavor Gathering LLC, a Delaware limited liability company.

“Endeavor Pipeline” or “EPL” means Endeavor Pipeline Inc., an Oklahoma corporation.

“EPL Service Agreement” means the EPL Services Agreement to be entered into by and between Endeavor Pipeline and Royalty Owner dated as of the Closing Date.

“Existing Mortgage Holder” means CAPITAL ONE, NATIONAL ASSOCIATION.

“GMX Companies” means Working Interest Owner and Endeavor Pipeline.

“Good and Defensible Title” means such title to the Subject Interests (properly reflected of record) that, after giving effect to the Permitted Encumbrances, (a) will enable Working Interest Owner to truthfully make the representations and warranties in Section 1.9 of the Conveyance and (b) except for the Permitted Encumbrances (i) is free and clear of any encumbrances, liens, security interests, mortgages, pledges, preferential purchase rights (other than those that have been waived), or requirements for consents to assignment (other than those that have been obtained) that would be applicable to or exercisable as a result of the Conveyance and the other Closing Documents, and (ii) is free and clear of any defects that would materially affect or interfere with the operation, use, possession, ownership or value thereof.

“Initial Engineers” means Degolyer and MacNaughton

“Initial Reserve Report” means the internal reserve engineering performed by Royalty Owner as part of its internal due diligence of the Subject Interests.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Mortgage” means the Deed of Trust, Mortgage, Assignment, Security Agreement and Financing Statement of even date herewith executed in connection herewith by Working Interest Owner with respect to the Retained Interests and certain Related Assets.

“Parties” means Working Interest Owner and Royalty Owner.

“Production and Marketing Agreement” means the Production and Marketing Agreement dated as of the date hereof between Royalty Owner and Working Interest Owner that is executed in connection herewith.

“Projected Yield” means ten percent (10.0%) per annum.

“Purchase Price” means $49,700,000.00.

“Related Assets” means (i) the Subject Interests and the Subject Hydrocarbons, together with all rights, titles, interests, appurtenances, benefits and privileges of Working Interest Owner attributable to each Subject Interest; (ii) all of the real, immovable, personal and mixed property of the GMX Companies (whether located on or off the Subject Interests) used in connection with or attributable in any manner to the exploration or development of the Subject Interests for

Hydrocarbons, the operation of the Subject Interests, the treating, storing or transporting of Hydrocarbons produced from the Subject Interests, or the disposal or transporting of water and other byproducts of such production (including salt water injection wells and related facilities); (iii) all rights of the GMX Companies with respect to any and all contracts, agreements, instruments, governmental orders and contractual rights insofar as they cover or relate in any manner whatsoever to the Subject Interests; (iv) all rights of the GMX Companies with respect to any and all easements, rights-of-way, rights, permits, licenses and servitudes insofar as they are used or held in connection with the exploration, development or operation of the Subject Interests or the transportation of Hydrocarbons produced therefrom; (v) all proceeds of the foregoing; and (vi) all files, records, data and documentation of the GMX Companies pertaining or related to the Subject Interests or any of the assets described in the preceding clauses (i) through (v), provided that all wells that are producing from zones outside the Haynesville Shale formation for each Subject Well, as set out in Exhibit A-1b to the Conveyance, including the wells producing from the Cotton Valley Sand and Travis Peak formations, and all leasehold rights, title, and interest related thereto, are not Related Assets. For the avoidance of doubt, “Related Assets” shall also not include any assets owned by Endeavor Gathering and the Gas that resides indefinitely within such assets (commonly known as “line pack”).

“Release of Liens” means a release in form and substance satisfactory to Royalty Owner pursuant to which Existing Mortgage Holder releases all of its liens, security interests and other rights in and with respect to the Subject Interests and the Related Assets.

Section 1.2 Other Definitions; Incorporation of Conveyance and Production and Marketing Agreement Definitions. Other capitalized terms defined elsewhere in this Agreement have the meanings so given them herein. Each capitalized term used herein but not defined herein has the meaning given to it in the Conveyance or (if not defined therein) in the Production and Marketing Agreement.

Section 1.3 Rules of Construction. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect any of the terms or provisions of this Agreement. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only, do not constitute part of such subdivisions, and will be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: “including” and its grammatical variations mean “including without limitation”; “or” is not exclusive; words in the singular form will be construed to include the plural and vice versa; words in any gender include all other genders; references herein to the Conveyance, the Production and Marketing Agreement, or any other instrument or agreement refer to such instrument or agreement as it may be from time to time amended, supplemented or restated; and references herein to any Person include such Person’s successors and assigns. All references in this Agreement to exhibits and schedules refer to exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes. This Agreement has been drafted with the joint participation of Working Interest Owner and Royalty Owner and are to be construed neither against nor in favor of either Party but rather in accordance with the fair meaning hereof.

ARTICLE II

TRANSACTIONS

Section 2.1 Purchase and Sale. Subject to and in accordance with the terms hereof, Working Interest Owner agrees to sell and convey to Royalty Owner, and Royalty Owner agrees to purchase from Working Interest Owner, the Production Payment for consideration equal to the Purchase Price, and the Parties agree to execute and deliver the Closing Documents. Working Interest Owner acknowledges and agrees that the foregoing constitutes payment to Working Interest Owner of reasonably equivalent value for the Production Payment. Royalty Owner will pay the Purchase Price to Working Interest Owner at the Closing as provided in Section 6.3.

Section 2.2 Tax Reporting. The Parties intend for the Production Payment to be treated for federal income tax purposes (and for the purpose of any similarly calculated state income or franchise taxes, but for no other purposes) as a mortgage loan (and not a “royalty” or other “economic interest” in Hydrocarbons) within the meaning of the Internal Revenue Code and the regulations and judicial authority relating thereto, and the Parties agree to report the Production Payment accordingly on all applicable tax returns. In so doing, Working Interest Owner will apply the “noncontingent bond method” of calculating principal and interest as provided in Treasury Regulation section 1.1275-4(b), using a comparable yield equal to the Projected Yield and calculating a projected payment schedule based on the Scheduled Quantities provided in the Conveyance. If the Scheduled Quantities are ever adjusted as provided in the Production and Marketing Agreement, Working Interest Owner, with the approval of Royalty Owner, will adjust the projected payment schedule to reflect such changes in the Scheduled Quantities and will appropriately reflect such adjustment to projected payments in determining the amount of the net adjustment to be taken into account under Treasury Regulation section 1.1275-4(b)(6).

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF WORKING INTEREST OWNER

Section 3.1 Representations and Warranties of Working Interest Owner. In order to induce Royalty Owner to enter into this Agreement and the Closing Documents and to consummate the transactions described herein, Working Interest Owner hereby represents and warrants to Royalty Owner, and to each beneficiary or mortgagee under any Mortgage, both as of the date Working Interest Owner executes this Agreement and as of the Closing Date, as follows:

(a) Existence and Authorization. Working Interest Owner and Endeavor Pipeline are corporations duly organized, validly existing and in good standing under the Laws of the State of Oklahoma. Each GMX Company is qualified to do business and is in good standing in the State of Texas. Each GMX Company has the right, power, authority, and qualifications necessary to conduct its business and own its properties (including, as applicable, the Subject Interests and the Related Assets) in such State, to execute and deliver the Closing Documents to which it is a party, to perform all of such GMX Company’s obligations under the same, and to convey to Royalty Owner the Production Payment. Working Interest Owner is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code (i.e., Working Interest Owner is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and any regulations promulgated thereunder).

(b) No Conflicts. The execution, delivery and performance by each GMX Company of the Closing Documents to which it is a party (including Working Interest Owner’s application of the Purchase Price as provided in Section 3.2) are within the corporate or limited liability company power, as applicable, of such GMX Company, have been authorized by all necessary action on the part of such GMX Company and its shareholders or members and managers, as applicable, and do not and will not (i) violate any provision of such GMX Company’s charter documents or other governing documents, (ii) violate any provision of Law or any order, writ, judgment, decree or determination currently in effect having applicability to such GMX Company, (iii) result in a breach of or constitute a default under any Lease, any agreement binding or affecting the Subject Interests (or Working Interest Owner with respect to the Subject Interests), any indenture, bank loan, credit agreement or farmout agreement, program agreement, area of mutual interest agreement, unit agreement or operating agreement, or any other material agreement or instrument to which such GMX Company is a party or by which such GMX Company or such GMX Company’s properties may be currently bound or affected, (iv) cause such GMX Company to become obligated to (or obligated to offer to) prepay, redeem or purchase any indebtedness (except the payment described in Section 3.2), or (v) except as set forth in Section 3.1(b) of the Disclosure Schedule and other than pursuant to the Mortgage, result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance upon or of any of the properties or assets of such GMX Company (including the Subject Interests). No GMX Company is in default under any order, writ, judgment, decree, determination, indenture, agreement or instrument in any manner that now or in the future could materially and adversely affect the ability of such GMX Company to perform such GMX Company’s obligations under this Agreement or the Closing Documents to which it is a party, and all consents or approvals under such indentures, agreements and instruments necessary to permit the valid execution, delivery, and performance by such GMX Company of the Closing Documents to which it is a party and the conveyance of the Production Payment to Royalty Owner have been obtained.

(c) Consents, Preferential Rights and Required Notices. Except as disclosed in Section 3.1(c) of the Disclosure Schedule, all consents and waivers of preferential purchase or other rights necessary to permit the valid conveyance to Royalty Owner of the Production Payment and execution and delivery of this Agreement and the Closing Documents have been obtained (or deemed obtained, due to the time for exercising such preferential rights having expired). All advance notifications (if any) to third parties of the transactions contemplated herein and in the Closing Documents necessary to permit the valid conveyance to Royalty Owner of the Production Payment and execution and delivery of this Agreement and the Closing Documents have been or will be, prior to the Closing Date, timely and properly given.

(d) Financial Statements; No Material Adverse Changes. Working Interest Owner has heretofore delivered to Royalty Owner true, correct and complete copies of Working Interest Owner’s most recent audited annual financial statements (dated as of December 31, 2010) and Working Interest Owner’s most recent unaudited quarterly financial statements (dated as of September 30, 2011). Such financial statements were prepared in accordance with generally accepted accounting principles, consistently applied, and fairly represent the consolidated financial position of Working Interest Owner and its subsidiaries as of the dates thereof and their consolidated results of operations and consolidated cash flows for the periods indicated therein (subject, in the case of such quarterly financial statements, to normal year-end adjustments). Except for matters described in Section 3.1(d) of the Disclosure Schedule, since the date of the most recent audited balance sheet contained in such financial statements, no material adverse change has occurred to the consolidated financial condition of Working Interest Owner and its subsidiaries or to their consolidated operations, cash flows, properties or prospects.

(e) Governmental Approvals. Except for approvals by governmental authorities that are customarily obtained after closing and listed in Section 3.1(e) of the Disclosure Schedule, (i) each GMX Company has obtained all authorizations, consents, approvals, licenses and exemptions of, and has made all filings and registrations with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that are necessary for the valid execution and delivery by such GMX Company of the Closing Documents to which it is a party, and (ii) each GMX Company has obtained all such authorizations, consents, approvals, licenses and exemptions, and has made all such filings or registrations, that are currently required for the performance of its obligations under this Agreement and the Closing Documents to which it is a party.

(f) Enforceability. This Agreement has been duly executed and delivered by Working Interest Owner, and as of the Closing Date each of the Closing Documents will have been duly executed and delivered by each GMX Company. This Agreement constitutes, and as of the Closing Date each of the Closing Documents will constitute, the legal, valid and binding acts and obligations of each GMX Company that is a party thereto, enforceable in accordance with its terms, subject, however, to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and to general principles of equity.

(g) Effective Conveyance of Property Interest. Upon due execution and delivery by Working Interest Owner of the Conveyance, (i) the Conveyance will constitute the legal, valid and binding conveyance of the Production Payment out of the Subject Interests, and (ii) the Production Payment will constitute an interest in real property owned by Royalty Owner (and not by Working Interest Owner) and will constitute a “production payment” as defined in Section 101(42A) of the Bankruptcy Code, and referred to in Section 541(b)(4)(B) of the Bankruptcy Code. Neither the Conveyance nor any Subject Interest constitutes, or will constitute, an executory contract or unexpired lease within the meaning of Section 365 of the United States Bankruptcy Code.

(h) Full Disclosure. Taken as a whole, the information, memoranda, exhibits, reports (other than reserve engineering reports), financial statements and other data furnished by or on behalf of Working Interest Owner to Royalty Owner in connection with the transactions described herein, including the data supplied by or on behalf of Working Interest Owner to the Initial Engineers for use in evaluating the data supplied by Working Interest Owner to Royalty Owner’s reserve engineers, do not contain any untrue statement of a material fact or omit to state any material fact that is necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading. To the best of Working Interest Owner’s knowledge, there is no material fact that has not been disclosed to Royalty Owner that might reasonably be expected to affect the value of the Production Payment or materially and adversely affect the value of the Subject Interests. Except as listed in Section 3.1(h) of the Disclosure Schedule, there are no reserves in the data supplied by Working Interest Owner to Royalty Owner’s reserve engineers that are attributable to properties and interests other than the Subject Interests. Except for (i) production from the Subject Wells in the ordinary course of business, (ii) matters listed in Section 3.1(h) of the Disclosure Schedule, and (iii) changes in the general market prices of oil and natural gas, no material adverse change in the condition of or remaining recoverable proved reserves attributable to the existing Subject Wells or the Subject Interests has occurred since November 30, 2011. The actions of Working Interest Owner in furnishing information to Royalty Owner in connection with the transactions described herein do not and will not violate any duty owed by Working Interest Owner to any Person to which such information relates or any obligation of Working Interest Owner under any existing agreement, document, or instrument.

(i) Title. Except for liens, security interests and other rights which are the subject of the Release of Liens and are fully released and discharged thereby, Working Interest Owner owns Good and Defensible Title to each of the Subject Interests, and the GMX Companies own equivalent title to the other Related Assets, free and clear of any encumbrances, liens or security interests (other than Permitted Encumbrances).

(j) Taxes. All Taxes imposed or assessed with respect to or measured by or charged against or attributable to the Subject Interests, the Subject Hydrocarbons and the Related Assets have been duly paid (including all property and ad valorem taxes for 2010 and earlier years), except for those not yet due and payable or being contested in good faith by appropriate proceedings. Working Interest Owner has filed all Tax returns required to be filed and such returns comply with applicable Laws. Except as may be disclosed in Section 3.01(j) of the Disclosure Schedule, no taxing authority is asserting that Working Interest Owner is liable for past due taxes.

(k) No Tax Partnership or Other Joint Venture. No Subject Interest is held by, or for any purpose treated as held by, any tax partnership (i.e., any entity, organization or group deemed to be a partnership within the meaning of section 761 of the Internal Revenue Code, after giving effect to any applicable elections and exclusions) or any other partnership or joint venture.

(l) Status of Leases and Wells. The Leases are in full force and effect, and Working Interest Owner has complied with all material terms of the Leases and all governmental orders or directives naming Working Interest Owner or applicable to the Subject Interests. All rents, royalties and other payments due or payable with respect to the Leases have been paid in a timely manner, and all liabilities of any kind or nature incurred with respect to the Leases have been paid and performed before becoming delinquent. Working Interest Owner is not in default (and has not received any notice of default or claimed default) in any material respect with respect to any Subject Interest or any Lease or any part thereof. All wells, facilities and equipment which constitute part of the Related Assets are in good repair and working condition

(other than wells designated for plugging and abandonment and equipment related thereto) and have been installed and maintained in accordance with good industry standards and all applicable statutes, rules, regulations, orders, permits or licenses of any governmental authority, agency or court. To the knowledge of Working Interest Owner, no well comprising part of the Subject Interests is or was subject to any penalty on allowables after the effective date of the Conveyance because of any over-production (or any other judgments, orders or decrees of any court or governmental authority or agency) which would (or did) prevent such well from being entitled to its full legal and regular allowable (as prescribed by any governmental authority, agency or court) from and after such effective date. If a tract or tracts of land are listed on the Property Exhibit to the Conveyance with respect to a Subject Well, such Subject Well is located on such tract or tracts of land. If the Subject Interests pertaining to a Subject Well are limited in the Conveyance to specified depths or formations, such Subject Well is producing only from such specified depths or formations, and all of such specified depths or formations are included within the Subject Interests that pertain to such Subject Well. None of the reserves which comprise Production Payment Hydrocarbons are being produced from any wells other than the Subject Wells listed on the Property Exhibit, and if the Subject Interests pertaining to a Subject Well are limited on the Property Exhibit to particular depths or formations, all of such reserves pertaining to such Subject Well are located within such depths or formations.

(m) Commitments to Contracts. Except as set forth in Section 3.1(m) of the Disclosure Schedule:

(i) no third party has any right to purchase any Subject Hydrocarbons (including any call, right of first refusal or preferential right to purchase) that does not terminate within one month or is not terminable by Working Interest Owner without penalty on notice of one month or less;

(ii) neither the Subject Interests nor the Hydrocarbons attributable thereto are subject, committed, or dedicated to any joint operating agreement, unit operating agreement, or area of mutual interest agreement; and

(iii) neither the Subject Interests nor the Hydrocarbons attributable thereto are subject, committed, or dedicated to any Subject Contract that will or could reasonably be expected to (A) reduce the percentage share of the Hydrocarbons produced from or allocated to any Subject Interest below the Warranted Net Revenue Interest for such Subject Interest, (B) cause Working Interest Owner to be obligated to bear a percentage share of the cost of operation of such Subject Interest that is greater than the Warranted Working Interest Percentage for such Subject Interest (without a corresponding proportional increase in the associated Net Revenue Interest or a right to reimbursement from a non-paying joint interest owner), or (C) prevent or interfere with the ownership, exploration, development, operation, maintenance or use of any of the Subject Interests in accordance with prudent industry practices or in accordance with the manner in which such Subject Interest is currently being owned, explored, developed, operated, maintained or used.

(n) Gas Balancing; Take or Pay, etc. Except as set forth in Section 3.1(n) of the Disclosure Schedule, Working Interest Owner is not a party to or bound by, and the Subject Interests and the Hydrocarbons attributable thereto are not encumbered or affected by, any gas balancing, deferred production, gas banking, pipeline, processing plant or other agreement or arrangement under which one or more third Persons may take any of the production attributable to the Subject Interests (or the products of such production) without full cash payment therefor; and except as set forth in Section 3.1(n) of the Disclosure Schedule, Working Interest Owner has no obligation in excess of $50,000 due to any “overlift,” “over-produced” or similar status under any such agreement or arrangement. Except as set forth in Section 3.1(n) of the Disclosure Schedule, neither the Subject Interests nor the Hydrocarbons attributable thereto are subject to any contract, agreement or arrangement (including advance payment agreements, prepayments, take-or-pay makeup obligations or otherwise) whereby the owner of the Hydrocarbons or any part thereof is not entitled to convey the Hydrocarbons or to market the Hydrocarbons and to obtain the full market price or value of the same. No Subject Interest is subject on the date hereof to any regulatory refund obligation and, to the best of Working Interest Owner’s knowledge, no facts exist which might cause the same to be imposed.

(o) Compliance with Laws. Except as set forth in Section 3.1(o) of the Disclosure Schedule, (i) the Subject Interests have been owned and operated, in all material respects, in accordance with all applicable Laws (including Environmental Laws) of all governmental authorities having or asserting jurisdiction relating to the ownership and operation of the Subject Interests, and Working Interest Owner and all other operators of the Subject Interests are in compliance in all material respects with all licenses and permits required under any such Laws; (ii) each GMX Company has taken all steps reasonably necessary to determine and has determined that no Hazardous Substance has been disposed of or otherwise released on or to the Subject Lands or produced on the Subject Lands and disposed of or released elsewhere (except for dispositions and releases done in material compliance with all applicable Laws (including Environmental Laws) and for which no GMX Company otherwise has any material remedial obligations), and the use which the GMX Companies make and intend to make of the Subject Lands will not result in any such disposal or release; (iii) to the knowledge of each GMX Company, none of the Subject Interests is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substances into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substances; (iv) no GMX Company or, to the knowledge of each GMX Company, any other Person has filed any notice under any applicable Law indicating that any GMX Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Substances or that any Hazardous Substances have been improperly released, or are improperly stored or disposed of, upon any of the Subject Lands; and (v) no GMX Company or any Affiliate of a GMX Company otherwise has any material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Substances.

(p) No Casualties or Condemnation. Except as disclosed in Section 3.1(p) of the Disclosure Schedule, during the twelve months preceding the Closing Date no Casualty or Condemnation has occurred that, individually or in the aggregate, adversely affects any material portion of the Related Assets or the use or operation thereof, or adversely affects the ability of any GMX Company to perform its obligations under this Agreement or the Closing Documents to which it is a party. As used in this subsection, “Casualty or Condemnation” means (i) any fire, blowout, leak, explosion, accident, earthquake, act of public enemy or other casualty (whether above or below ground and regardless of whether covered by insurance) and (ii) any pending or threatened taking, in condemnation or under the right of eminent domain, of any Related Asset or portion thereof.

(q) Litigation. Except as set forth in Section 3.1(q) of the Disclosure Schedule, there are no suits or proceedings pending or, to the knowledge of each GMX Company, threatened against any GMX Company or the Related Assets that involve (i) a dispute or claim concerning title to, operation of, or production from any of the Subject Interests, (ii) any actual or purported lien, security interest, charge or burden upon any of the Subject Interests or Subject Hydrocarbons, or (iii) any other claim which would affect a transferee of any of the Subject Interests or would adversely affect the value of the Production Payment. Except as set forth in Section 3.1(q) of the Disclosure Schedule, there are no suits or proceedings pending or, to the knowledge of the GMX Companies, threatened against any GMX Company or the Related Assets that, if decided adversely to the interest of a GMX Company could materially and adversely affect such GMX Company, any of the Related Assets or the rights of Royalty Owner under the Closing Documents. There are no bankruptcy, reorganization or similar proceedings pending, being contemplated by or, to the knowledge of each GMX Company, threatened against any GMX Company, and no GMX Company has made a general assignment for the benefit of creditors.

(r) No Broker’s or Finder’s Fees. Working Interest Owner has not incurred any obligation or liability (or taken any action) which might impose upon Royalty Owner or Royalty Owner’s lenders or Affiliates any obligation or liability, contingent or otherwise, for broker’s or finder’s fees in respect of any of the matters provided for in this Agreement or the other Closing Documents.

(s) Copies of Permitted Encumbrances and Listed Documents. Working Interest Owner has furnished to Royalty Owner true and complete copies of all of the joint operating agreements, unit agreements, and other material agreements and instruments evidencing the Permitted Encumbrances that exist as of the Closing. Working Interest Owner has provided Royalty Owner with true and complete copies of all contracts and instruments referred to in the Disclosure Schedule.

(t) Solvency. Upon the execution, delivery and performance by each GMX Company of the Closing Documents to which it is a party (including Working Interest Owner’s application of the Purchase Price as provided in Section 3.2), each GMX Company is and will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, or insolvency or similar Laws). Each GMX Company’s capital is adequate for the businesses in which such GMX Company is engaged and intends to be engaged. No GMX Company has incurred (whether hereby or otherwise), nor does any GMX Company intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. None of the Closing Documents and none of the transactions thereunder constitutes a fraudulent or voidable transfer or conveyance within the scope of Section 548 of the Bankruptcy Code or any other applicable Law pertaining to fraudulent or voidable transfers or conveyances.

(u) No ERISA Liabilities. No GMX Company has any liabilities or obligations of any kind with respect to any employee benefit plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended.

(v) Employee Disputes. Except as set forth in Section 3.1(v) of the Disclosure Schedule, (i) neither the workers who operate the Related Assets nor any other employees of any GMX Company are presently carrying out, or threatening, any strike, slowdown, picketing or work stoppage, and (ii) within the last five years there have not been any strikes, work stoppages, slowdowns, lockouts or other material labor disputes involving any GMX Company, its employees, or the operation of the Related Assets.

(w) Transmitting Utility. Working Interest Owner is not a “transmitting utility” as defined in Section 9.102(a)(81) of the Uniform Commercial Code presently in effect in the State of Texas.

(x) Insurance. The GMX Companies are carrying the insurance described on Schedule 3.7 to the Production and Marketing Agreement and are otherwise in compliance with Section 3.7 of the Production and Marketing Agreement.

(y) No Reliance. Working Interest Owner (i) has made its own independent decision to enter into this Purchase and Sale Agreement, the other Production Payment Documents, and the transactions contemplated herein and therein and its own independent judgment as to whether such transactions are appropriate or proper for it, in each case, based upon its own judgment and upon advice from such advisers as it has deemed necessary, and in entering into such transactions is acting for its own account, (ii) is not relying on any communication (written or oral) of Royalty Owner, or of Royalty Owner’s Affiliates, as investment advice or as a recommendation to enter into such transactions, it being understood that any information and explanations related to the terms and conditions of such transactions shall not be considered to be investment advice or a recommendation to enter into such transactions, (iii) is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms and conditions and risks of, such transactions and is also capable of assuming, and assumes, such risks, and (iv) acknowledges that Royalty Owner and Royalty Owner’s Affiliates are not, and are not acting as, an adviser to Working Interest Owner in respect of such transactions with respect to legal, regulatory, accounting, taxation, financial or any other matters in any jurisdiction.

Section 3.2 Use of Proceeds. Working Interest Owner warrants and agrees that it will use the Purchase Price to pay for its and Royalty Owner’s out-of-pocket expenses and fees relating to the sale and purchase of the Production Payment and to the Closing Documents as further set forth herein, to make any payments or repayments required in order to obtain the Release of Liens, to develop its hydrocarbon property base, and for general corporate purposes.

ARTICLE IV

REPRESENTATIONS OF ROYALTY OWNER

Section 4.1 Representations of Royalty Owner. Royalty Owner hereby represents and warrants to Working Interest Owner as follows:

(a) Royalty Owner is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. The execution, delivery and performance of this Agreement and the transactions described herein have been duly and validly authorized by all necessary action on the part of Royalty Owner. Royalty Owner is a “United States person” within the meaning of Section 7701 of the Internal Revenue Code.

(b) This Agreement has been, and as of the Closing the Closing Documents to which Royalty Owner is a signatory will have been, duly executed and delivered by or on behalf of Royalty Owner. This Agreement constitutes, and as of the Closing each of the Closing Documents to which Royalty Owner is a party will constitute, the legal, valid and binding obligations of Royalty Owner enforceable against Royalty Owner in accordance with its terms, subject, however, to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and to general principles of equity.

(c) Royalty Owner is acquiring the Production Payment for its own account and not with any intention to transfer all or any part of the Production Payment to others in violation of the Securities Act of 1933, as amended.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of Working Interest Owner. The obligation of Working Interest Owner to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions precedent, provided that any one or more of such conditions may be waived in whole or in part in writing by Working Interest Owner:

(a) Royalty Owner shall have performed all covenants and agreements required to be performed by it hereunder at or prior to the Closing, and

(b) Each of Royalty Owner’s representations and warranties contained in Article IV hereof shall be true and correct on and as of the Closing Date as if made on such date.

Section 5.2 Conditions to Obligations of Royalty Owner. The obligation of Royalty Owner to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions precedent, provided that any one or more of such conditions may be waived in whole or in part in writing by Royalty Owner:

(a) Working Interest Owner shall have performed all covenants and agreements required to be performed by it hereunder at or prior to the Closing, and each of the representations and warranties contained in Article III hereof or in any of the other Closing Documents shall be true and correct on and as of the Closing Date as if made on such date.

(b) The consummation of the Closing on the Closing Date shall not be prohibited by any applicable Law or any applicable order or decree of any federal or state court or agency having competent jurisdiction. No suit, action or other proceeding shall be pending (i) that could have any material adverse effect on the Related Assets or the value of the Related Assets or any adverse effect on the value of the Production Payment, (ii) in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated in connection herewith, or (iii) in which any allegation is made that this Agreement or any of the transactions contemplated hereby is in violation of any Lease, indenture, bank loan, credit agreement, farmout agreement, program agreement, unit agreement, operating agreement, or other agreement or instrument to which Working Interest Owner is a party or by which Working Interest Owner or Working Interest Owner’s properties may be currently bound or affected.

(c) Royalty Owner shall have received a copy of the Operations and Environmental Site Assessment prepared by Wood Group Production Services and dated September 19, 2011, with respect to the Subject Lands and the Subject Interests.

(d) Royalty Owner shall have received copies of (i) all of the documents and instruments referred to in the Disclosure Schedule hereto, (ii) all consents, waivers of preferential purchase rights, and advance notices that are referred to in Section 3.1(c), (iii) all operating agreements and other agreements and instruments relating to Permitted Encumbrances that are referred to in Section 3.1(s), and (iv) any other Subject Contracts requested by Royalty Owner; and all of the foregoing shall be in full force and effect.

(e) Royalty Owner, in Royalty Owner’s sole discretion, shall be satisfied with the results of any engineering, environmental or other review of the Related Assets that it chooses to undertake, any due diligence investigation with respect to the matters addressed by Working Interest Owner’s representations and warranties in the Production Payment Documents, and with all legal matters related to the transactions contemplated in the Production Payment Documents, including the status of the consents and amendments obtained by Royalty Owner with respect to Working Interest Owner’s loan agreements, mortgages and indentures.

(f) Royalty Owner shall have received title opinions, in form and substance reasonably acceptable to it, landman reports or other title information with respect to title to the Subject Interests as may be requested by Royalty Owner.

(g) Royalty Owner shall have received certificates from the applicable public officials of (i) the State of Oklahoma showing that Working Interest Owner and Endeavor Pipeline are corporations that are duly organized, validly existing and in good standing under the Laws of such state, and (ii) the State of Delaware showing that Endeavor Gathering is a limited liability company that is duly organized, validly existing and in good standing under the Laws of such state, and (iii) the State of Texas showing that each or Working Interest Owner, Endeavor Pipeline and Endeavor Gathering is duly qualified and in good standing.

(h) Royalty Owner shall have received insurance certificates establishing that Working Interest Owner is in compliance with the requirements of Section 3.7 of the Production and Marketing Agreement.

(i) Royalty Owner shall have received an Affidavit of Non-Foreign Status from Working Interest Owner, substantially in the form attached as Exhibit A hereto.

(j) Working Interest Owner shall have paid, or reimbursed Royalty Owner, in an amount not to exceed $250,000, for the reasonable out-of-pocket costs and expenses incurred by Royalty Owner in connection with its retention of legal counsel and environmental, engineering and other professionals to assist with its due diligence investigation of the Subject Interests and the negotiation and preparation of the Transaction Documents. Royalty Owner will provide Working Interest Owner with reasonable evidence (including any invoices) supporting the costs and expenses incurred by Royalty Owner paid or reimbursed by Working Interest Owner pursuant to Section 7.3.

ARTICLE VI

CLOSING

Section 6.1 Place of Closing. The Closing will occur at the offices of Royalty Owner’s counsel in Houston, Texas, on December 8, 2011, or at such other place and time as Working Interest Owner and Royalty Owner may specify.

Section 6.2 Closing Documents. At or before the Closing the following instruments shall be duly executed and acknowledged, as applicable, and delivered, each in form and substance satisfactory to Royalty Owner in its sole discretion and in such numbers of counterparts as may be requested by either Party:

(a) Counterparts of the Conveyance, executed by Royalty Owner and Working Interest Owner.

(b) Counterparts of the Production and Marketing Agreement, executed by Royalty Owner and Working Interest Owner.

(c) Counterparts of the Mortgage, executed by Working Interest Owner.

(d) Counterparts of the EPL Service Agreement executed by Endeavor Pipeline and Royalty Owner, respectively.

(e) Counterparts of the EGG Service Agreement executed by Endeavor Gathering and Royalty Owner, respectively.

(f) Counterparts of the Endeavor NAESB Contract executed by Endeavor Pipeline and Royalty Owner.

(g) Counterparts of the Release of Liens executed by Existing Mortgage Holder;

(h) Legal opinions to Royalty Owner, in form and substance satisfactory to Royalty Owner, from (i) Andrews Kurth LLP, special counsel for Working Interest Owner, as set out on Exhibit B hereto (with such additional assumptions and qualifications as may be acceptable to Royalty Owner); (ii) Crowe & Dunlevy, a professional corporation, special Oklahoma counsel for Working Interest Owner, as set forth on Exhibit C hereto (with such additional assumptions and qualifications as may be acceptable to Royalty Owner).

(i) A certificate of a senior executive officer of Working Interest Owner given to Royalty Owner, dated as of the Closing Date, certifying (to the best of his knowledge, after due inquiry) as to the matters specified in Section 5.2(a) and (b).

(j) Certificates of a senior executive officer of each of Working Interest Owner, EPL, and EGG, given to Royalty Owner, containing the names and signatures of the officers of such company authorized to execute the Closing Documents to which such company is a party and certifying to the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of resolutions or written consents duly adopted by the Board of Directors, members or managers, as applicable, of such company and in full force and effect at the Closing Date, authorizing the execution of the Closing Documents to which such company is a party and the consummation of the transactions contemplated therein, and (ii) a copy of the charter documents of such company and all amendments thereto, certified, as applicable, by the appropriate official of the appropriate state of organization.

(k) Such other documents as Royalty Owner may reasonably specify to effectuate the conveyance of the Production Payment to Royalty Owner and the other transactions contemplated herein and in the other Closing Documents.

Section 6.3 Preclosing and Funding. The Conveyance, the Mortgage and the Release of Liens will be executed prior to the Closing and shall be delivered to Royalty Owner contemporaneously with the funding described below and recorded promptly thereafter. After receipt of such documents and the other items described in Sections 5.2 and 6.2, the Closing will be completed as follows:

(a) Working Interest Owner and Existing Mortgage Holder will irrevocably authorize, and Working Interest Owner does hereby irrevocably authorize, Royalty Owner to accept delivery of the Conveyance, the Mortgage, and the Release of Liens concurrently with Royalty Owner’s sending of the wire transfer described in Part One of Schedule 6.3 and to file such instruments for record thereafter, and Royalty Owner will pay the Purchase Price to Working Interest Owner by wire transfer of immediately available funds in the amounts and to the accounts set out on Schedule 6.3.

(b) The Parties will take such other actions and make such other deliveries of documents as Royalty Owner deems necessary or appropriate to effectuate the conveyance of the Production Payment to Royalty Owner and the other transactions contemplated herein and in the other Closing Documents.

(c) Concurrently with the Closing, Royalty Owner or its Affiliates may execute such commodity price hedges, interest rate hedges, or other derivative transactions as Royalty Owner deems appropriate in connection with the Production Payment, the marketing of the Production Payment Hydrocarbons and the calculation of the final Purchase Price.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Announcements; Confidentiality; Patriot Act.

(a) Each Party covenants and agrees with the other that, subject to applicable Law, each Party will promptly advise and consult with the other and obtain the other’s written consent before issuing any press release or other public announcement with respect to this Agreement or the transactions described herein; provided, however, that if either Party believes that such release or announcement is required by applicable Laws (including stock exchange rules) or by a court or agency having jurisdiction, such Party may make such release or announcement after it has used its reasonable efforts to give the other Party written notice thereof, has provided the text of such release or announcement to the other Party, and has permitted the other Party reasonable opportunity to review and comment upon such release or announcement. Each Party will hold in confidence this Agreement, the other Production Payment Documents (except to the extent recorded in public records), and any confidential information it has obtained from another Party, provided that disclosure thereof is permitted: (i) to the lenders, hedge providers and investors of any Party or any partner or member of any such Party and to the Affiliates of any such Party, lender, hedge provider, investor, partner or member, (ii) to the officers, employees, agents, consultants, auditors and attorneys of any Party or any Person described in the preceding clause (i), (iii) in the course of any arbitration, trial, or other legal proceeding between any of the Parties or any partner or member of any such Party, their lenders, hedge providers or investors, or the Affiliates of any such Party, partner, member, lender, hedge provider, or investor, (iv) to the extent legally required to be disclosed or otherwise subject to legal, judicial, arbitral, regulatory or self-regulatory requests for information or documents, and (v) in connection with any assignment or potential assignment of such Party’s, partner’s, member’s, lender’s, hedge provider’s or investor’s rights (provided that each such assignee or potential assignee is made aware that such information is required to be held in confidence).

(b) Each Party notifies the other Party that, to the extent the notifying Party is subject to the USA PATRIOT Act (Title III of Pub. L. 107-56), such notifying Party is required to obtain, verify and record information that identifies the other Party, including the other Party’s name and address and other information that will allow such the notifying Party to identify the other Party in accordance with such Act.

Section 7.2 Survival. The representations, warranties, covenants, agreements and indemnities in this Agreement and the Closing Documents and other Production Payment Documents will survive the Closing and the consummation of the transactions described herein and therein.

Section 7.3 Expenses. Whether or not the Closing occurs, Working Interest Owner will from time to time, promptly on demand, reimburse Royalty Owner for its reasonable expenses incurred in connection with pursuing the transactions contemplated herein in an amount up to $250,000, including all of Royalty Owner’s legal and title fees and expenses, engineering fees and expenses, environmental audit fees and expenses and other professional fees and expenses incurred by Royalty Owner or its Affiliates in connection with due diligence review and the preparation, review, negotiation or delivery of all documents for such transactions (whether or not any such documents are executed), including any term sheet or mandate or commitment letter, this Agreement, the Closing Documents, the other Production Payment Documents, and any and all proposed supplements, amendments or waivers from time to time prepared with respect to this Agreement, the Closing Documents, the other Production Payment Documents, and the transactions contemplated herein and therein; provided that the $250,000 maximum set forth above shall not, in any event, apply to limit Working Interest Owner’s obligations under this Section 7.3 with respect to any fees or expenses related to any period following the Closing. Working Interest Owner shall indemnify and hold harmless Royalty

Owner from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Working Interest Owner or Working Interest Owner’s Affiliates in respect of the transactions described herein and therein. In the event that the Closing does not occur Working Interest Owner shall promptly reimburse Royalty Owner for any loss resulting from reversing any commodity price hedge, interest rate hedge, or other derivative transactions described at the end of Section 6.3.

Section 7.4 Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder or under the other Production Payment Documents must be in writing and must be delivered personally, mailed by certified mail, postage prepaid and return receipt requested, sent by telecopier, or sent by email confirmed by another writing, to the Parties as follows:

To Royalty Owner, addressed to: EDF Trading North America, LLC 4700 W Sam Houston Parkway N, Suite 250 Houston, Texas 77041 Attention: Eric Dennison Fax No. (281) 781-0360 Phone No. (281) 653-5811	To Working Interest Owner, addressed to: GMX Resources Inc. 9400 N Broadway, Suite 600 Oklahoma City, Oklahoma 73114 Attention: Chief Financial Officer Fax No. (405) 600-0600 Phone No. (405) 600-0711

with a copy to: Jones Day 717 Texas, Suite 3300 Houston, Texas 77002 Attention: Jeffrey A Schlegel Fax No. (832) 239-3600 Phone No. (832) 239-3939	with a copy to: Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: Shahid A. Ghauri Fax No. (713) 238-7171 Phone No. (713) 220-4626

Each Party may designate for itself a new or different address by written notice to the other. In addition, a copy of all notices, requests, demands, instructions and other communications given under this Section will be provided to any mortgagee of the Production Payment that is from time to time designated by Royalty Owner or that from time to time requests such copies from Working Interest Owner. All notices given by personal delivery or mail will be effective on the date of actual receipt at the appropriate address. Notice given by telecopier or email will be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours.

Section 7.5 Governing Law. EXCEPT TO THE EXTENT THE LAWS OF ANY OTHER STATE ARE MANDATORILY APPLICABLE, THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE FEDERAL LAWS.

Section 7.6 Successors and Assigns. This Agreement will be binding upon the Parties hereto and their respective successors and assigns and, subject to the restrictions set forth in Section 1.8 of the Conveyance, shall inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing contained herein or in the other Production Payment Documents will in any way limit or restrict the right of Royalty Owner, or Royalty Owner’s successors and assigns, to transfer, assign or pledge their respective rights or obligations hereunder and under the other Production Payment Documents, in whole or in part. Working Interest Owner will not transfer, assign or pledge its rights or obligations hereunder or under the other Production Payment Documents without the prior written consent of Royalty Owner.

Section 7.7 Entire Agreement; Amendments; Waivers. This Agreement and the other Closing Documents and Production Payment Documents constitute the entire agreement between the Parties with respect to the transactions described herein and supersede all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended or modified, and no rights hereunder may be waived, except by a written document signed by the Party to be charged with such amendment, modification or waiver. Provisions of this Agreement that refer to any consent, approval, amendment or waiver by either Party require such consent, approval, amendment or waiver to be in writing. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provisions hereof (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided. Each Party acknowledges that it has read and understands the terms of this Agreement and the other Production Payment Documents and has had the opportunity to consult with legal, tax and accounting counsel and advisers of its choice concerning the meaning and effect hereof and thereof. No Party has relied upon any other Party or its counsel or advisers with respect to the meaning or effect of any such agreement or instrument.

THIS WRITTEN AGREEMENT AND THE OTHER PRODUCTION PAYMENT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 7.8 Counterparts. This Agreement may be executed by Royalty Owner and Working Interest Owner in any number of counterparts, each of which shall be deemed an original instrument and all of which together shall constitute one and the same Agreement.

Section 7.9 WAIVER OF JURY TRIAL AND OF PUNITIVE DAMAGES. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LITIGATION BASED ON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER PRODUCTION PAYMENT DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR ASSOCIATED HEREWITH OR THEREWITH; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES”, AS DEFINED BELOW, (C) CERTIFIES THAT NO OTHER PARTY AND NO REPRESENTATIVE OR AGENT OR COUNSEL OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER PRODUCTION PAYMENT DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” MEANS ALL CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED) BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY.

Section 7.10 CONSENT TO JURISDICTION. ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO ANY OF THE PRODUCTION PAYMENT DOCUMENTS WILL BE BROUGHT AND LITIGATED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, TO THE EXTENT IT HAS SUBJECT MATTER JURISDICTION, AND OTHERWISE IN THE STATE COURTS SITTING IN HOUSTON, TEXAS, AND EACH PARTY AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO ANY OF THE PRODUCTION PAYMENT DOCUMENTS BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW, PROVIDED THAT LEGAL PROCEEDINGS TO ENFORCE ANY LIEN OR SECURITY INTEREST GRANTED UNDER ANY PRODUCTION PAYMENT DOCUMENT MAY BE BROUGHT IN ANY COURT HAVING JURISDICTION OVER SUCH PROCEEDINGS. THE PARTIES HEREBY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER, AND FURTHER AGREE TO A TRANSFER OF ANY SUCH PROCEEDING TO THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, TO THE EXTENT THAT IT HAS SUBJECT MATTER JURISDICTION, AND OTHERWISE TO A STATE COURT IN HOUSTON, TEXAS. IN

FURTHERANCE THEREOF, EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT IT WILL BE NEITHER INCONVENIENT NOR UNFAIR TO LITIGATE OR OTHERWISE RESOLVE ANY DISPUTES OR CLAIMS IN ANY SUCH COURT.

[Signatures on next page]

IN WITNESS OF THE FOREGOING, Working Interest Owner and Royalty Owner have each executed and delivered this Agreement.

WORKING INTEREST OWNER: GMX RESOURCES INC.

By:	/s/ Harry C. Stahel, Jr.
Name: Harry C. Stahel, Jr. Title: Executive Vice President — Finance

ROYALTY OWNER: EDF TRADING NORTH AMERICA, LLC

By:	/s/ Eric Dennison
Name: Eric Dennison Title: Senior Vice President

Signature Page — Purchase and Sale Agreement

SCHEDULE 3.1

to

Purchase and Sale Agreement

DISCLOSURE SCHEDULE

Section 3.1(b) Conflicts

None.

Section 3.1(c) Consents, Preferential Rights and Required Notices

None.

Section 3.1(d) Material Adverse Changes

None, except as disclosed in reports or other documents filed by Working Interest Owner with the U.S. Securities and Exchange Commission (“SEC”) that are publicly available on the SEC’s EDGAR system or posted on Working Interest Owner’s website at http://gmx.investoroom.com as of the Closing.

Section 3.1(e) Governmental Approvals

None.

Section 3.1(h) Full Disclosure

None.

Section 3.1(j) Tax Disclosures

The following list of Tax Warrants filed in the 21st Judicial District Court, Harrison County, Texas. Since GMXR is listed as Lessee of the tracts identified in these warrants, when Harrison County cannot find or cannot collect ad valorem tax from mineral owners, it names as Lessee as a defendant. GMXR will pay the ad valorem tax and subsequently deduct the amount from future distributions to the mineral owner:

DATE	CASE NUMBER	AMOUNT
6/1/11	Case #110120T	$6,899.31
8/17/11	Case #110244T	$10,757.73
9/12/11	Case #110307T	$2,125.90
11/17/11	Case #110204T	$29,183.27

GMXR has filed the protest, contending that compressors are not not subject to ad valorem tax since they are already taxed as real property improvements, otherwise we are double taxed.

Schedule 3.1 — Page 1

DATE	CASE NUMBER	AMOUNT
10/5/11	Case #201100254	$7,183.05

Section 3.1(m) Commitments to Contracts

The dedication of gas and dedication of acreage within the Gas Gathering Agreement between Endeavor Gathering LLC (as Gatherer), GMX Resources Inc., and Endeavor Pipeline Inc. (as Shipper), dated November 1, 2009, plus the first Amendment dated as of April 29, 2010, plus the second Amendment dated as of April 29, 2010.

The Farmout Agreement Holt (Haynesville/Bossier Formation) Unit dated June 1, 2009 between GMX Resources Inc., (as Operator) and BP America Production Company (as Non-Operator), plus the Amendment No. 1 dated April 12, 2010.

The Operating Agreement dated December 6, 2008 between GMX Resources Inc. (as Operator) and Exxon Mobil Corporation (as Non-Operator) related to the Blocker Ware Gas Unit.

The Operating Agreement dated May 1, 2009 between GMX Resources Inc. (as Operator) and Mobil Producing Texas & New Mexico Inc. (as Non-Operator) related to the Holt Gas Unit.

The Operating Agreement dated March 22, 2010 between GMX Resources Inc. (as Operator) and EXCO Operating Company, LP and BG US Production Company LLC (as Non-Operators) related to the Verhalen and Hamilton Gas Units.

The Participation Agreement dated December 5, 2003 between GMX Resources Inc., its wholly-owned subsidiaries Expedition Natural Resources Inc. and Endeavor Pipeline, Inc., and Penn Virginia Oil & Gas Corporation, together with the First Amendment dated February 27, 2004, the Second Amendment dated March 9, 2004, the Third Amendment dated to be April 6, 2004, the Fourth Amendment dated to be effective May 11, 2004, the Fifth Amendment dated effective January 1, 2005, the Sixth Amendment dated to be effective January 1, 2006.

Oil and Gas Property Purchase Agreement dated June 12, 2008 between Loutex Production Company (as Seller) and Working Interest Owner (as Buyer) related to the Shaw Unit.

Section 3.1(n) Gas Balancing, Take or Pay, etc.

None.

Section 3.1(o) Compliance with Laws

Any items included in the Operations and Environmental Site Assessment prepared by Wood Group Production Services, dated September 19, 2011, and furnished to Royalty Owner.

Section 3.1(p) No Casualties or Condemnation.

None.

Schedule 3.1 — Page 2

Section 3. (q) Litigation

None.

Section 3.1(v) Employee Disputes

None.

Schedule 3.1 — Page 3